TRANSCONTINENTAL GAS PIPE LINE CORPORATION

















SERVICE AGREEMENT
RATE SCHEDULE FS

between

TRANSCONTINENTAL GAS PIPE LINE COPRORATION

and

ATLANTA GAS LIGHT COMPANY

DATED

AUGUST 1, 1991

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS


THIS AGREEMENT entered into this 1st day of August, 1991, by and between TRANSCONTINENTAL GAS PIPE LINE CORPORATION, a Delaware corporation, hereinafter referred to as "Seller," first party, and ATLANTA GAS LIGHT COMPANY, hereinafter referred to as "Buyer," second party,

W I T N E S S E T H

WHEREAS, Buyer is a party to the Stipulation and Agreement Regarding Service Restructuring dated September 17, 1990 in FERC Docket Nos. CP88-391, et al, and desires to receive service under Seller's Rate Schedule FS on the terms set forth herein.

NOW, THEREFORE, Seller and Buyer agree as follows:

ARTICLE I
GAS SERVICE

1. Subject to the terms and conditions of Seller's Rate Schedule FS and this Service Agreement, Seller agrees to make available on a firm basis each day for purchase by Buyer such quantities of gas as Buyer may request from time to time not to exceed Buyer's Daily Sales Entitlement as set forth on Exhibit "A" attached hereto. Such service shall not be subject to curtailment or interruption except as provided in Articles V and VI of this Service Agreement. In the event of such curtailment or interruption Section 11 or 13 of the General Terms and Conditions shall apply.

ARTICLE II
TERM OF AGREEMENT

1.  This Agreement shall be effective as of the later of       or the
date on which all necessary Commission authorizations are received and
shall remain in force and effect until       ("Primary Term").  For
purposes of this Service Agreement, the term "Contract Year" shall mean the period from the effective date through March 31, 1991 and each twelve month period thereafter through the term of this Service Agreement.

2. Commencing at the end of the Primary Term, and on each anniversary date thereafter, the term of this Service Agreement shall be extended by successive one Contract Year periods unless either Buyer or Seller notifies the other in writing not less than two Contract Years prior to the end of the Primary Term or two Contract Years prior to any anniversary date thereafter, as the case may be, of its election not to extend the term of this Service Agreement.

3. In the event Seller has elected, pursuant to Section 2 above, to terminate this Service Agreement, but Seller has not received abandonment authorization under Section 7(b) of the Natural Gas Act on or before one hundred eighty (180) days prior to the effective date of such termination, then Buyer and Seller shall negotiate new terms and conditions pursuant to the procedure set forth in Section 1 of Article VII of this Service Agreement.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

It is the intent of the parties that such renegotiated terms and provisions will provide for a firm sales service under which Buyer would be entitled to its ratable share, based on Buyer's Daily Sales Entitlement, of the gas supplies. Such renegotiated terms and conditions shall govern FS Service during any period after termination of this Service Agreement but prior to receipt of any necessary abandonment authorization; provided, however, such renegotiated terms and provisions shall in no way extend the contractual obligations of the parties under this Service Agreement (i. e. such renegotiated terms and conditions are only intended to determine the manner in which service will be performed under Transco's NGA Section 7(c) Certificate prior to receipt of abandonment authorization).

ARTICLE III
RATES AND CHARGES

1. Buyer shall pay Seller each month as invoiced the sum of the following charges:

(a)  Firm Service Charge:  the product of (i) Buyer's Daily Sales
Entitlement and (ii) the applicable Firm Service Fee per Mcf determined pursuant to the procedures set forth on Exhibit "A" attached to this Service Agreement;

(b) Non-Gas Demand Charge: the product of (i) Buyer's Daily Sales Entitlement and (ii) the applicable FS Non-Gas Cost Service Fee as set forth on Sheet No. 23 of Sellers FERC Gas Tariff; and

(c) Gas Commodity Charge: the product of (i) the Gas Commodity Rate which is comprised of the Delivered Gas Price per dt less the actual Transportation Charge per dt and (ii) the total volumes of gas (in dts) purchased hereunder at the Redelivery Point(s) by Buyer. The Delivered Gas Price per dt shall be determined each month in accordance with the provisions of Exhibit "A" attached to this Service Agreement. The actual Transportation Charge shall equal the commodity portion of all transportation charges by Seller under Seller's Rate Schedules FT and/or IT (at the maximum applicable non-discounted rates), including the imputed unit cost of fuel retained, the GRI Adjustment Charge, the ACA Charge, Seller's PSP surcharge(s) and any other FERC-approved charge by Seller, if applicable, to transport gas sold and purchased under Seller's FS Rate Schedule from the Delivery Point(s) to the Redelivery Point(s) set forth in Exhibit "B" to this Service Agreement;

2. (a) In the event that Seller is unable on any day to deliver the quantities of gas requested by Buyer pursuant to the terms of this Service Agreement up to Buyer's Daily Sales Entitlement, the provisions set forth in Section 3 of this Article III and Exhibit "C" attached to this Service Agreement shall apply.

(b)  Except as set forth in Section 3 of this Article III, Article VII,
Section 3(e) of Exhibit "A" and Exhibit "C" attached hereto, Buyer and Seller agree that the price at which gas is purchased and sold hereunder, including the Firm Service Charge, is final, and that neither party will contest in any proceeding

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)


the appropriateness of such price or of the pricing mechanism set forth herein, and that neither party will seek or be entitled to any refunds or adjustment in price as a result of any such proceedings.

3. In the event that Seller is unable on any day to deliver at the delivery point(s) quantities of gas requested by Buyer up to Buyer's Daily Sales Entitlement, the Firm Service Charge set forth in Section 1(a) of this Article III shall be reduced for such month by an amount equal to the product of (a) the difference between Buyer's Nominated Purchase Quantity (Mcfs) and the volumes actually delivered (Mcf) by Seller on the day the underdelivery occurred and (b) the Firm Service Fee per Mcf divided by the number of days in such month.

4. Buyer agrees that Seller shall have the unilateral right to file with the appropriate regulatory authority and make changes effective in
a) Seller's Rate Schedule FS pursuant to which service hereunder is rendered, b) any provisions of the General Terms and Conditions of Seller's FERC Gas Tariff that are applicable to Rate Schedule FS or c) this Service Agreement; provided, however, Seller shall not have the right, without the consent of Buyer, unless required to do so pursuant to applicable laws or regulations, to make any filings pursuant to
Section 4 of the Natural Gas Act to change any of the material terms and/or provisions of this Service Agreement, including adding any new provisions to this Service Agreement, the Rate Schedule FS or the General Terms and Conditions of Seller's Tariff that would modify the material terms and/or provisions of this Service Agreement. The parties agree for purposes of this section that only Article I, Article II,
Article III, Article IV, Article V, Article VI, Article VII and the provisions of Exhibits "A", "B" and "C" hereto shall be considered material. Seller agrees that nothing herein is intended to limit Buyer's right to protest or contest the aforementioned filings.

ARTICLE IV
POINT(S) OF DELIVERY AND AGENCY AUTHORITY

1. Gas purchased and sold hereunder will be delivered by Seller for Buyer's account at (a) the interconnection(s) of Seller's pipeline facilities of third party seller(s) from whom Seller purchases its gas supply and/or (b) the interconnection(s) of Seller's pipeline facilities with the facilities of third party transporter(s) with whom Seller has contracted for the transportation of gas supplies to its system and/or
(c) the outlet of Seller's system storage facilities ("Delivery
Point(s)").

2. Buyer hereby appoints Seller as its agent for the purpose of arranging for the transportation of gas purchased and sold hereunder from the Delivery Point(s) to the ultimate point(s) of delivery ("Redelivery Points") to Buyer listed on Exhibit "B" attached hereto. In consideration of Buyer's obligation under this Service Agreement, including the payment of certain fees pursuant to Article III hereof, Seller agrees to accept such agency appointment. Pursuant to this agency authority Seller may (a) request and execute on buyer's behalf transportation Service Agreement(s) under Seller's Rate Schedule IT to transport gas purchased hereunder and/or (b) nominate and schedule transportation service under Buyer's IT and FT Agreements for gas purchased by Buyer hereunder. Seller shall be responsible for all imbalance penalties incurred in connection with volumes purchased under this Service Agreement.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)


Buyer agrees not to exercise any rights it has under the FT Agreement or otherwise which would interfere in any way with Seller's ability to utilize a pro rata share of capacity entitlements under the FT Agreement(s), as set forth in Transco's FT Rate Schedule, ("Telescoped Rights") (including any associated upstream Rate Schedule IT or third party pipeline capacity entitlements) to arrange for the transportation of gas purchased and sold to Buyer hereunder. For purposes of the preceeding sentence, Seller's pro rata share at Station 65 shall be equal to the product of (i) a percentage calculated by dividing Buyer's Daily Sales Entitlement by Buyer's Total Daily Transportation Contract Quantity under the FT Agreement(s) and (ii) a percentage calculated by dividing the quantity of gas requested hereunder from Seller on such day by Buyer's total daily sales entitlement under the FS Agreement. For purposes of determining Seller's pro rata share of capacity at any point on Seller's system the product of (i) and (ii) above shall be multiplied by Buyer's Transportation Contract Quantity under the FT Agreement at the applicable point.

ARTICLE V
GAS SUPPLY UNDERTAKINGS

1. In consideration of Buyer's obligations under this Service Agreement, including the Firm Service Charge, Seller undertakes to have available sufficient gas supplies to perform its sales obligation for the term of this Service Agreement, which shall consist of the Primary Term and any extension thereto pursuant to Section 2 of Article II above, subject only to:

(a)  the force majeure provisions of Article VI of this Service
Agreement;

(b) the non-interference by the Commission or any other governmental body (legislative, executive or judicial) with the terms and conditions of this Service Agreement which are material to Seller's ability to secure gas supplies. The parties agree for purposes of this subsection that Article II, Article III, Article IV, this Article V, Article VI,
Article VII, and the provisions in Exhibits "A", "B" and "C" hereto are material to Seller's ability to secure gas supplies; and

(c) the absence of any marterial change in the regulatory environment which frustrates Seller's ability to provide service in the manner contemplated by this Service Agreement. By way of example but not of limitation, any direct or indirect re-regulation of field prices or any requirement that interstate pipelines function as common carriers would constitute such a material change.

The foregoing is not intended nor shall it be construed as obligating Seller to furnish gas supplies hereunder which are marketable in all of Buyer's markets at all times during the term of the Service Agreement as such term is defined above in this Section 1, or as extending Seller's gas supply undertakings beyond the term of this Service Agreement as such term is defined above in this Section 1.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

2.  In consideration of Seller's obligations under this Service
Agreement, Buyer undertakes to perform its obligations for the term of this Service Agreement subject only to:

(a)  the force majeure provisions set for in Article VI below;

(b) the non-interference by the Commission or any other governmental body (legislative, executive or judicial) with the terms and conditions of FS Service and/or this Service Agreement which are material to Buyer's ability to perform its obligations; and

(c) the absence of any material change in the regulatory environment which would frustrate Buyer's ability to perform its obligations in the manner contemplated by this Service Agreement. By way of example, but not of limitation, any actions taken by a state and/or local public utility commission having jurisdiction over Buyer, which prohibits Buyer from buying gas under this Service Agreement or from recovering the cost of buying gas under this Service Agreement from Buyer's customer(s) would constitute such a material change.

3. Subsections 1(b), 1(c), 2(b) and 2(c) of this Article V, insofar as they would operate to suspend under this agreement the supply obligations of Seller or purchase obligations of Buyer under certain specified circumstances and events, shall suspend the rights and obligations of the parties under this Service Agreement prospectively only upon written notice to the other party and are not intended, nor shall they be construed, as excusing any obligations of Seller and/or Buyer arising under the Service Agreement for periods prior to the date of receipt of such notice ("Notice Date"). In the event Seller's supply obligation is suspended pursuant to this subsection 3, such obligation shall be suspended on a non-discriminatory basis.

The Party giving notice of suspension ("Suspending Party") shall take all reasonable steps to remedy the situation and remove the cause or contingencies affecting the performance of the obligations under this Service Agreement. During any period that the obligations of the Seller hereunder are suspended pursuant to Sections 1(b) or (c) above, but not 1(a), Seller agrees to continue firm sales service to Buyer; provided however, the terms and conditions governing such service during such period of suspension ("Suspension Period") shall not be the terms set forth in this Service Agreement. Instead, the terms and conditions of such service shall be negotiated by the parties pursuant to the procedure set forth in Section 2 of Article VII of this Service Agreement. It is the intent of the parties that such renegotiated terms and provisions will provide for a firm sales service on a non-discriminatory basis under which Buyer would be entitled to its ratable share, based on Buyer's Daily Sales Entitlement, of the available gas supplies.

ARTICLE VI
FORCE MAJEURE

The term force majeure as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots,

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, the order of any court or government authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accidents to machinery or lines of pipe, freezing of or damage to wells or delivery facilities, National Weather Service warnings or advisories, whether official or unofficial, that result in the evacuation or facilities or platforms, well blowouts, inability to obtain or unavoidable delay in obtaining material, equipment, and any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

In the event of either party being rendered unable, wholly or in part, by force majeure to carry out its obligations (other than the continuing obligation set forth hereinbelow), it is agreed that on such party's giving notice and full particulars of such force majeure in writing or by telegraph or telecopy to the other party within a reasonable time
(not to exceed five (5) days) after the occurrence of the cause relied on, the obligations of both parties, so far as they are affected by such force majeure, shall be suspended during such period of force majeure, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

Neither party shall be liable in damages to the other for any act, omission or circumstance occasioned by, or in consequence of, force majeure, as herein defined.

Such causes or contingencies affecting the performance by either party, however, shall not relieve it of liability unless such party shall give notice and full particulars of such cause or contingency in writing or by telegraph or telecopy to the other party within a reasonable time after the occurrence relied upon, nor shall such causes or contingencies affecting the performance by either party relieve it of liability in the event of its failure to use due diligence to remedy the situation and remove the cause with all reasonable dispatch, nor shall such causes or transportation contingencies affecting the performance relieve Buyer from its obligation to make payments of amounts in respect of commodity charges for natural gas delivered, Firm Service Charges and Non-Gas Demand Charges, except for any adjustment to the Firm Service Charge as specified in Article III of this Service Agreement.

ARTICLE VII
ARBITRATION AND RENEGOTIATION

1. On or before one hundred eighty (180) days prior to the date on which this Service Agreement terminates pursuant to Article II hereof, Seller shall submit an Offer ("Offer") to Buyer setting forth proposed terms and conditions for continued service. Buyer may submit a Counter Offer ("Counter Offer") within ten (10) working days of receipt of the Offer. If a Counter Offer is received within the indicated period, the parties will proceed with negotiations. If a Counter Offer is not received within ten (10) working days, the Offer will be deemed accepted. If the parties are unable to agree on the terms and conditions for continued service within thirty (30) days ("30 day Negotiation Period") following Seller's receipt of the Counter Offer, the Offer and the Counter Offer will be submitted to a Board of Arbitration in Washington, D. C. in accordance with the Commercial Arbitration Rules of the American

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

Arbitration Association (but not administered by the American
Arbitration Association) subject to the parties agreement herein to modify or override those rules in certain respects by adoption of the following procedures:

a) Within ten (10) days following the end of the 30 day Negotiation Period, each party must name its choice of an arbitrator who has accepted the appointment. In the event either party fails to name an arbitrator, such party's arbitrator shall be appointed by the Senior Judge (in service) of the United States District Court for the District of Columbia. Within ten (10) days after both arbitrators have accepted appointment, the two arbitrators shall name a third arbitrator, or, if they are unable to agree upon the third, the third arbitrator shall be appointed by the Senior Judge (in service) of the United States District Court for the District of Columbia. The three (3) arbitrators shall be qualified by education and/or experience to pass on the particular issues in dispute, and shall not be (i) financially interested in the outcome of the dispute or (ii) former or current employees of either party. Each party shall pay the compensation and expenses of the arbitrator named by or for it, and both shall share equally the compensation and expenses of the third arbitrator.

(b) The three arbitrators shall meet and hear the parties with respect to matters relevant to which proposed Offer will, amount other things, compensate Seller for the value of providing the continued service, which shall include but not be limited to executed long term sales agreements between other sellers serving the same or similar markets and their customers. The jurisdiction of the arbitrators shall be limited to the selection, based on all relevant evidence presented, of either the Offer or the Counter Offer proposed either by Seller or by Buyer pursuant to the provisions of this section. No other provisions shall be selected by the arbitrators. The decision by the arbitrators shall be in writing, signed by the arbitrators or a majority of them, rendered within seventy (70) days of the appointment of the third arbitrator, and final, binding and non-appealable, except as set forth in the Uniform Arbitration Act of Delaware [Footnote 1]
 as to the parties hereto.
The provisions adopted by the arbitrators shall be effective as of the first day following termination of this Service Agreement. During any period prior to a decision by the arbitrators but after the expiration of the primary term of this Service Agreement, Buyer shall continue to pay the rates and charges in effect prior to the expiration of the primary term. Such rates and charges shall be adjusted retroactively as necessary to conform to the arbitrators' decision.

2. In the event the rights and obligations of the parties hereunder are suspended pursuant to Section 3 of Article V above, then within ten (10) working days following the Notice Date, the Suspending Party shall submit an Offer ("Offer") to the other party setting forth proposed terms and conditions for continued FS Service. The other party may submit a Counter

[Footnote 1]  1 Del. Code Ann. tit. 10, Section 5703 (1974)

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

Offer ("Counter Offer") within ten (10) working days of receipt of the Offer. If a Counter Offer is received within the indicated period, the parties will proceed with negotiations. If a Counter Offer is not received within ten (10) working days, the Offer will be deemed accepted. If the parties are unable to agree on the terms and conditions for continued FS Service within thirty (30) days ("30 day Negotiation Period") following the Suspending Party's receipt of the Counter Offer, the Offer and the Counter Offer will be submitted to a Board of Arbitration in Washington, D.C. in accordance with the Commercial Arbitration Rules of the American Arbitration Association (but not administered by the American Arbitration Association) subject to the parties' agreement herein to modify or override those rules in certain respects by adoption of the following procedures:

(a) Within ten (10) days following the end of the 30 day Negotiation Period, each party must name its choice of an arbitrator who has accepted the appointment. In the event either party fails to name an arbitrator, such party's arbitrator shall be appointed by the Senior Judge (in service) of the United States District Court for the District of Columbia. Within fifteen (15) days after both arbitrators have accepted appointment, the two arbitrators shall name a third arbitrator, or, if they are unable to agree upon the third, the third arbitrator shall be appointed by the Senior Judge (in service) of the United States District Court for the District of Columbia. The three (3) arbitrators shall be qualified by education and/or experience to pass on the particular issues in dispute and shall not be (i) financially interested in the outcome of the dispute or (ii) current or former employees of either party. Each party shall pay the compensation and expenses of the arbitrator named by or for it, and both shall share equally the compensation and expenses of the third arbitrator.

(b) The three arbitrators shall meet and hear the parties with respect to matters relevant to which proposed Offer will, among other things, compensate Seller for the value of providing the continued service, which shall include but not be limited to executed long term sales agreements between other Sellers serving similar markets and their customers. The jurisdiction of the arbitrators shall be limited to the selection, based on all relevant evidence presented, of either the Offer or the Counter Offer proposed either by Seller or by Buyer pursuant to the provisions of this section. No other provisions shall be selected by the arbitrators. The decision by the arbitrators shall be in writing, signed by the arbitrators or a majority of them, rendered within forty-five (45) days of the appointment of the third arbitrator, and final, binding and non-appealable, except as set forth in the Uniform Arbitration Act of Delaware [Footnote 2] as to the parties hereto. The provisions adopted by the arbitrators shall be effective as of the first day following the Notice Date regardless of the actual date of decision of the arbitrators. In the event the situation that led to the suspension is not remedied within six (6) months of

[Footnote 2]  Del. Code Ann. tit. 10, Section 5703 (1974)

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

the Notice Date, this Service Agreement may be terminated by either party. In the event Seller elects to terminate this Service Agreement at such time, but Seller has not yet received authorization under
Section 7(b) of the NGA to abandon service under the FS Rate Schedule, then the terms and conditions in effect during the Suspension Period shall continue in effect during the period following Seller's termination of this Service Agreement until the date any necessary abandonment authority is received by Seller. During any period prior to a decision by the arbitrators but after the Notice Date, Buyer shall continue to pay the rates and charges in effect prior to the Notice Date, subject to any adjustments to the Firm Service Charge set forth in
Article III of this Service Agreement. Such rates and charges shall be adjusted retroactively as necessary to conform to the arbitrators' decision.

ARTICLE VIII
MISCELLANEOUS

1. The subject headings of the Articles of this agreement are inserted for the purpose of convenient reference and are not intended to be a part of this agreement nor to be considered in any interpretation of the same.

2. This agreement supersedes and cancels as of the effective date hereof the following contract(s) between the parties hereto:

none

3. No waiver by either party of any one or more defaults by the other in the performance of any provisions of this agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or a different character.

4. THE INTERPRETATION AND PERFORMANCE OF THIS SERVICE AGREEMENT SHALL BE IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT
RECOURSE TO THE LAW GOVERNING CONFLICT OF LAWS, AND TO ALL PRESENT AND FUTURE VALID LAWS WITH RESPECT TO THE SUBJECT MATTER, INCLUDING PRESENT AND FUTURE ORDERS, RULES AND REGULATIONS OF DULY CONSTITUTED
AUTHORITIES.

5. Notices to either party shall be in writing and shall be considered as duly delivered when mailed to the other party at the following address:

(a)  If to Seller:

Transcontinental Gas Pipe Line Corporation
P.O. Box 1396
Houston, Texas 77251
Attention:  Senior Vice President - Gas Supply

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)


(b)  If to Buyer:

Atlanta Gas Light Company
235 Peachtree Street, N.E.
Atlanta, Georgia 30302
Attention:  Mr. Stephen J. Gunther

6. This agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective Presidents or Vice Presidents thereunto duly authorized and attested by their respective Secretaries or Assistant Secretaries the day and year above written.


                               TRANSCONTINENTAL GAS PIPE LINE
                                        CORPORATION

ATTEST:

By  /s/  Grace L. Hughes       By /s/  Jay P. Lukens
         Asst. Secretary               Jay P. Lukens
                                       Senior Vice president - Finance,
                                       Rates & Marketing
                                                              SELLER



ATTEST:                         ATLANTA GAS LIGHT COMPANY



By  /s/  Bobbie S. Loggins     By  /s/  Stephen J. Gunthter
         Asst. Secretary
                                        Vice President
                                                        Title
                                                              BUYER

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

EXHIBIT "A"
SALES ENTITLEMENTS AND GAS PRICE

1.  Buyer's Daily Sales Entitlement:  Buyer's Daily Sales Entitlement(s)
shall be equal to        Mcf/d. [Footnote 3]

2. Procedure to Determine the Delivered Gas Price and Buyer's Nominated Purchase Quantity:

(a) No later than two (2) business days prior to Seller's receipt point transportation nomination deadline for the applicable month, Seller shall propose to Buyer a Delivered Gas Price for the following month. Such proposed Delivered Gas Price may be revised by Seller at any time prior to acceptance by Buyer in writing; provided however Seller agrees not to revise a proposed Delivered Gas Price that Buyer has verbally agreed to accept, as long as Buyer confirms such acceptance by telecopy or other written communication as soon as possible but in no event later than the close of business on the day of verbal acceptance.

(b) During the succeeding period ending on the date set forth in Subparagraph c) below, Buyer and Seller shall negotiate with the intent of determining a mutually agreeable Delivered Gas Price for the following month.

(c) No later than five (5) p.m. C.S.T. on the day prior to the day that receipt point transportation nominations are due on Seller's system for the applicable month, Buyer shall notify Seller in writing of Buyer's daily nominated purchase quantity not to exceed Buyer's Daily Sales Entitlement ("Nominated Purchase Quantity") for the following month and, if Buyer and Seller have agreed to a Delivered Gas Price for the following month, such agreed to Delivered Gas Price. In the event Buyer and Seller have been unable to agree to a Delivered Gas Price for the following month, or if during the period from the effective date of this Service Agreement through March 31, 1991 the agreed to Delivered Gas Price is higher than the Default Price, the Delivered Gas Price shall be the Default Price, which shall equal the sum of (1) the Unit Price of Gas as determined in accordance with Subparagraph (d) below and (2) the Commodity portion of all transportation charges by seller under Seller's Rate Schedule FT (calculated on a fully telescoped basis at the maximum applicable rate) and associated upstream transportation charges under Seller's Rate Schedule IT (calculated on a fully telescoped basis at the maximum.



[Footnote 3] Buyer's Daily Sales Entitlement and Nominated Purchase Quantity shall be increased as appropriate, to the dekatherm equivalent quantity and to include fuel retained by Seller under its Rate Schedule FT and IT, as applicable, to transport such gas from the Delivery Point(s) to the Redelivery Point(s).

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

applicable rate), including the imputed unit cost of fuel retained by Seller, the GRI Adjustment Charge, the ACA Charge, Seller's PSP
Surcharge(s), and any other charge by Seller which has been approved by the FERC, if applicable to transport the gas sold and purchased hereunder to the Redeliver Point(s) ("Transportation Charge").

In the event of a refund and/or surcharge by Seller applicable to the Transportation Charge for zone(s) 1, 2 and/or 3, Seller's refund and/or surcharge obligation to Buyer related to the transportation of gas purchased by Buyer hereunder, shall be determined by multiplying (i) the per unit amount obtained by dividing the total dollars which Seller is obligated to refund and/or entitlted to surcharge for zone(s) 1, 2 and/or 3 which are associated with Seller's transportation of gas purchased by all Buyers under this Rate Schedule FS by the total quantity of gas purchased by all such Buyers under this Rate Schedule FS during the period to which such adjustment is applicable by (ii) the quantity of gas purchased by Buyer under this Rate Schedule FS during the period to which such adjustment is applicable. Refunds and/or surcharges applicable to the Transportation Charge for zone(s) 4, 5 and/or 6 shall be determined based on the actual volumes purchased and transported for each Buyer. The foregoing surcharge and/or refund shall be the only adjustment to the Delivered
Gas Price hereunder.

(d) Unit Price of Gas:

The Unit Price of Gas shall be determined by computing the following:

(i) During the period from the effective date of this Service Agreement througn March 31, 1991 - the simple average of the four regional prices (rounded to the fourth decimal place) set forth in the table "Gas Price Report" (in $/MMBtu) published in the first issue for such month of Natural Gas Week (or any succeeding publication of Oil Daily, Inc.) for these regions: 1) Texas, Gulf Coast Offshore, Spot Delivered to Pipeline;
2) Texas, Gulf Coast Onshore, Spot Delivered to Pipeline; 3) Louisiana, Gulf Coast Offshore, Spot Delivered to Pipeline; 4) Louisiana, Gulf
Coast Onshore, Spot Delivered to Pipeline.

(ii) During the period from April 1, 1991 through the term of this Service Agreement as extended for the Nominated Purchase Quantity - the simple average of the four regional prices (rounded to the fourth decimal place) set forth in the table "Gas Price Report" (in $/MMBtu) published in the first issue for such month of Natural Gas Week (or any succeeding publication of Oil Daily, Inc.) for these regions: 1) Texas, Gulf Cost Offshore, Spot Delivered to Pipeline; 2) Texas, Gulf Coast Onshore, Spot Delivered to Pipeline; 3) Louisiana, Gulf Coast Offshore, Spot Delivered to Pipeline; 4) Louisiana, Gulf Coast Onshore, Spot Delivered to Pipeline.

(iii) During the period from April 1,1991 through the term of this Service

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

Agreement as extended for quantities purchased hereunder in excess of the Nominated Purchase Quantity-100% of the price set forth in the table "Gas Price Report" (in $/MMBTU) published in the first issue for such month of Natural Gas Week (or any succeeding publication of Oil Daily, Inc.) for the region: Louisiana, Gulf Coast Onshore, Spot Delivered to Pipeline.

(iv) Either Buyer or Seller may request a change in the price determination procedures set forth in this Subparagraph (d) in the event that the operation of such procedures does not reasonably reflect the weighted average price of spot gas available to Buyer, as reported to and verified by an independent, nationally recognized public accounting firm. For purposes of this subparagraph, the results of the existing procedure shall be deemed to be reasonably reflective of such weighted average spot gas price so long as it falls within a range of 90 to 110 percent of such price. If such range is exceeded for three consecutive months, then Seller and Buyer shall meet to undertake to agree upon an alternative published spot price index. Additionally, in the event Oil Daily, Inc. ceases publishing Natural Gas Week (and does not replace it with a successor publication), the parties shall use best efforts to agree on an alternative publication in a timely manner.

(e) Nothing herein or in the Service Agreement shall require Buyer to agree prior to any Calendar Month to nominate to purchase any quantity of gas hereunder during the following Calendar Month and Buyer's failure to nominate, or undernomination of gas quantities, hereunder for any month shall not limit Buyer's ability to request or Seller's obligation to deliver quantities of gas hereunder on any day up to Buyer's Daily Sales Entitlement; provided, however, Buyer agrees that Buyer's Nominated Purchase Quantity may be relied upon by Seller as the approximate quantity of gas which Buyer will purchase from Seller hereunder during the next Calendar Month unless Buyer is required to change such purchases as a result of a change in market conditions, and, provided further, Buyer agrees that a change in the price of gas supplies available to Buyer shall not constitute such a change in market conditions.

(f) Buyer and Seller hereby agree that the delivered price of gas is commercially sensitive information and agree that neither will disclose such information to any third party unless by mutual consent, which will not be unreasonably withheld or unless required to do so by judicial or governmental order, rule or regulation, except that selected data may be aggregated and composited with comparable data from the contracts for statistical purposes, by a person subject to reasonable confidentiality restrictions and provided that neither the identity of Buyer or Seller nor any data not necessary for such statistical purpose is disclosed.

3.  Firm Service Fee

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

a) During the period from the effective date of this Service Agreement through March 31, 1992, the Firm Service Fee shall be $6.50 per Mcf for each month.

b) During the period from April 1, 1992 through March 31, 1993, the Firm Service Fee shall be $6.20 per Mcf for each month.

c) During the period from April 1, 1993 until renegotiated pursuant to subparagraph d) below, the Firm Service Fee shall be $5.80 per Mcf for each month.

d) Either party may request that the Firm Service Fee be renegotiated effective April 1, 1994, and annually thereafter. Either party may request renegotiation by giving notice to the other party at least one hundred eighty (180) days prior to the first day of the contract year for which the Firm Service Fee is being renegotiated. In the event the parties are unable to agree on a new Firm Service Fee at least one hundred fifty (150) days prior to the first day of the contract year for which the Firm Service Fee is being renegotiated then the party requesting renegotiation shall make a final offer to the other party for a new Firm Service Fee ("Final Offer") within five days following the commencement of such one hundred fifty (150) day period. The other party may submit a final counter offer ("Final Counter Offer") within ten (10) working days of receipt of the request. If a Final Counter Offer is received within the indicated period, the parties will proceed with negotiations. If a Final Counter Offer is not received within ten
(10) working days, the Final Offer submitted by the party requesting renegotiation will be deemed accepted. If the parties are unable to agree on a new Firm Service Fee by one hundred twenty (120) days prior to the first day of the applicable contract year, both the Final Offer and the Final Counter Offer will be submitted to a board of arbitration in Washington, D.C. in accordance with the Commercial Arbitration Rules of the American Arbitration Association (but not administered by the American Arbitration Association), but subject to the parties' agreement herein to modify or override those rules in certain respects by adoption of the following procedures:

(i) No later than one hundred (100) days prior to the first day of the year for which renegotiation has been requested, each party must name its choice of an arbitrator who has accepted the appointment. In the event either party fails to name an arbitrator, such party's arbitrator shall be appointed by the Senior Judge (in service) of the United States District Court for the District of Columbia. Within ten (10) days after both arbitrators have accepted appointment, the two arbitrators shall name a third arbitrator, or, if they are unable to agree upon the third, the third arbitrator shall be appointed by the Senior Judge (in service) of the United States District Court for the District of Columbia. The three (3) arbitrators shall be

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

qualified by education and/or experience to pass on the particular issues in dispute and shall not be (i) financially interested in the outcome of the dispute or (ii) current or former employees of either party. Each party shall pay the compensation and expenses of the arbitrator named by or for it, and both shall share equally the compensation and expenses of the third arbitrator.

(ii) The three arbitrators shall meet and hear the parties with respect to matters relevant to which proposed Firm Service Fee will compensate Seller for the value of providing and maintaining long term gas supplies, on terms and conditions consistent with a "swing service", which shall include but not be limited to executed long term sales agreements between other Sellers serving the same or similar markets and their customers. The jurisdiction of the arbitrators shall be limited to the selection, based on all relevant evidence presented, of either the Final Offer or the Final Counter Offer proposed either by Seller or by Buyer pursuant to the provisions of this subsection (e). No other Service Fee will be selected by the arbitrators. The decision by the arbitrators shall be in writing, signed by the arbitrators or a majority of them, rendered within seventy (70) days of the appointment of the third arbitrator, and final, binding and non-appealable, except as set forth in the Uniform Arbitration Act of Delaware [Footnote 4] as to the parties hereto. The provisions adopted by the arbitrators shall be effective as of the first day of the applicable year, regardless of the actual date of decision of the arbitrators. During any period prior to a decision by the arbitrators but after commencement of the Contract Year for which the Service Fee is being renegotiated, Buyer shall continue to pay the Service Fee that was in effect during the previous Contract Year. Such Service Fee shall be adjusted retroactively, as necessary, to conform to the arbitrators decision.

4.  Other Conditions

Upon request by Buyer, Seller shall make available to Buyer in Seller's Houston office the necessary information for Buyer to evaluate Seller's gas supply portfolio. Such evaluation shall include an examination of the adequacy of the natural gas reserves committed and/or available to Seller to satisfy Seller's obligations to furnish natural gas merchant services. Seller also agrees to cooperate and make available the necessary personnel to provide assistance to Buyer in reviewing the gas supply data. Such evaluation shall not be required more frequently than annually, and shall be subject to disclosure safeguards designed to protect commercially sensitive or confidential information. In no event shall Buyer's review of information concerning Seller's gas supply portfolio, or Buyer's attendance at meetings with Seller or Seller's agent concerning Seller's gas supply portfolio, be cited as or construed to be evidence of Buyer's endorsement of, agreement with or acquiescence in Seller's gas supply portfolio management activities and practices.


[Footnote 4]  Del. Code Ann. tit. 10, Section 5703 (1974)

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

EXHIBIT "B"
REDELIVERY POINTS

1.  Station 54*

2. Athens Meter Station, located at mile post 1106.56 on Seller's main transmission line on the southwesterly side of Linton Springs Road and
 .13 mile southeasterly of Linton Springs Road bridge in Clarke County,
Georgia.

3. Atlanta Meter Station, located at mile post 1039.59 on Seller's main transmission line near Jonesboro, Clayton County, Georgia.

4. Bogart Meter Station, located at mile post 1098.81 on Seller's main transmission line, adjacent to the intersection of Seller's main line and U.S. Highway 29, approximately 0.5 mile southeasterly from the City of Bogart, Clark County, Georgia.

5. Franklin Meter Station, located approximately 1.5 miles northwesterly of Franklin, Georgia, at mile post 994.36 on Seller's main transmission line.

6. Stockbridge Meter Station, located at mile post 1050.23 on Seller's main transmission line approximately 1.5 miles downstream from Seller's Compressor Station No. 120 near Stockbridge, Georgia.

7.  Peachtree City Meter Station, located at mile post 1027.15 on
Seller's main transmission line approximately 0.5 mile south of Tyrone, Georgia near Georgia State Highway No. 74 in Fayette County, Georgia.

8. Conyers Meter Station, located at mile post 1064.52 on Seller's main transmission line adjacent to Georgia State Highway No. 12, approximately 1.6 miles southeasterly from the City of Conyers, Rockdale County, Georgia.

9. Lithonia Meter Station, located at mile post 1058.88 on Seller's main transmission line adjacent to Georgia State Highway No. 212 near the city of Lithonia, Rockdale County, Georgia.

10. Danielsville Meter Station, located at mile post 1120.40 on Seller's main transmission line, of the northeasterly side of Georgia State Highway No. 98A, approximately on mile southeasterly of the City of Danielsville, Madison County, Georgia.


* Delivery to Seller's Washington Storage Field for injection into storage is subject to the terms, conditions, and limitations of Seller's WSS Rate Schedule.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

11. Ball Ground Meter Station, located at mile post 54.388 on Seller's Georgia extension in Cherokee County, Georgia.

12. Cumming Meter Station, located at mile post 36.76 on Seller's Georgia extension in Forsyth County, Georgia.

13. Suwanee Meter Station, located at mile post 26.96 on Seller's Georgia extension in Gwinnett County, Georgia.

14. East Athens Meter Station, located at approximately mile post 1108.83 on Seller's main transmission line, of the west side of Nowhere Road, Clarke County, Georgia.

15.  Seller's Eminence Storage Field, Covington County, Mississippi.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION
SERVICE AGREEMENT
RATE SCHEDULE FS
(Continued)

EXHIBIT "C"
DAMAGES

1. (a) In the event that Seller is unable on any day to deliver the quantities of gas requested by Buyer pursuant to the terms of this Service Agreement, up to Buyer's Daily Sales Entitlement, and if Buyer is able to replace such volumes with volumes from other natural gas (excluding liquefied natural gas and synthetic natural gas) sources ("Replacement Volumes"), then Seller shall pay to Buyer, as Buyer's sole and exclusive remedy for such failure to deliver (except for the adjustments specified in Section 3 of Article III of this Service Agreement) liquidated damages in an amount equal to (i) the difference between (a) the price per dekatherm that Buyer would have paid if the gas had been delivered under this Service Agreement (including the Firm Service Fee) and (b) the cost per dekatherm reasonably incurred by Buyer for the Replacement Volumes, adjusted if necessary for pricing point comparability, multiplied by (ii) the difference, up to one hundred percent (100%) of the Replacement Volumes delivered to Buyer's city gate on the applicable day, between (a) Buyer's Daily Sales Entitlement and
(b) the volumes actually delivered hereunder.

(b) In the event that Seller is unable on any day to deliver the quantities of gas requested by Buyer pursuant to the terms of this Service Agreement up to Buyer's Daily Sales Entitlement, and if Buyer is unable to replace such volumes from other natural gas (excluding liquefied natural gas and synthetic natural gas) sources, Buyer hereby expressly reserves any and all claims and/or causes of action Buyer has or may have against Seller for breach of Seller's obligations hereunder. Additionally, Seller hereby expressly reserves any defenses it may have with regard to such claims and/or causes of action.

(c) Notwithstanding subsection 1(a) and 1(b) above, if Seller's failure to deliver is due to a force majeure condition or an adverse governmental action as described in subsections 1(a), 1(b) or 1(c) of
Article V of this Service Agreement, Seller shall not be required to pay any damages (except for the adjustment specified in Section 3 of Article III of this Service Agreement).

[LETTERHEAD OF TRANSCO GAS MARKETING COMPANY APPEARS HERE]

December 13, 1994

Mr. Stephen Gunther, Vice President
Gas Supply & Federal Regulation
Atlanta Gas Light Company
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3249

RE:  FS Commodity Agreement
     April 1, 1995 - March 31, 1996

Dear Mr. Gunther:

When executed by you in the space provided below, this letter will evidence the agreement between Atlanta Gas Light Company ("Buyer") and Transco Gas Marketing Company, as Agent for Transcontinental Gas Pipe Line Corporation ("Seller"), regarding the negotiation of the Delivered Gas Price for swing service provided to Buyer under Seller's FS Rate Schedule under the following terms and conditions:

1)  This Letter Agreement applies to the two FS Agreements between the
parties dated August 1, 1991, for Daily Sales Entitlement of      Mcf/day
and      Mcf/day, respectively.

2) The Gas Commodity Charge will be equal to the arithmetic average of the following:

Page Two
Atlanta Gas Light Company
December 13, 1994


5)


6)  This Letter Agreement is effective April 1, 1995 until          .

If the foregoing correctly reflects our agreement, please execute in the space provided below and return to the undersigned.

Sincerely,

/s/  Phillip E. Fuller

Phillip E. Fuller
Director, Natural Gas Marketing



Agreed and accepted to this   29   day of   December  , 1994.


ATLANTA GAS LIGHT COMPANY

/s/  Stephen J. Gunther

                       AMENDMENT TO FS SERVICE AGREEMENTS

     WHEREAS, Transcontinental Gas Pipe Line Corporation ("Seller") and Atlanta Gas Light Company, ("Buyer"), are parties to two FS Service Agreements dated August 1, 1991 under which Buyer's Daily Sales Entitlements equal _____ Mcf/day and _____ Mcf/day, respectively, ("FS Agreements");

     WHEREAS,  Buyer  requested  renegotiation  of the Firm  Service  Fee  under
Section 3 d) of Exhibit "A" of the two FS Agreements and the parties have agreed on a new Firm Service Fee; and

     WHEREAS, Buyer and Seller desire to amend the FS Agreements ("Amendment") previously entered into:

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, Seller and Buyer hereby agree to amend the FS Agreements as follows:

     This Amendment shall apply to the FS Agreements between the parties dated August 1, 1991, for Daily Sales Entitlement of _____ and _____ Mcf/day, respectively.

     1. From April 1, 1996 until renegotiated, pursuant to Section 3 d) of Exhibit "A" of the FS Agreements, the Firm Service Fee shall be $_____ per Mcf for each month, exclusive of the Non-Gas Demand Fee.

     2. In the event of a conflict between the provisions of the FS Agreement and this Amendment, the provisions of this Amendment shall control.

     3. This Amendment shall be effective for the period April 1,1996 through the later of _____, or such time when the Firm Service Fee is renegotiated pursuant to Section 3 d) of Exhibit "A" of the FS Agreement.

     4. Except as herein amended, the FS Agreements previously entered into shall remain unchanged and in full force and effect.


     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed this _____ day of _____, 199__, by their respective representatives.


                       WILLIAMS ENERGY SERVICES COMPANY
                       As Agent for
                       TRANSCONTINENTAL GAS PIPE LINE
                       CORPORATION


                              /s/ Michael J. Strauss
                       By     Michael J. Strauss
                       Title  Director Southern Region Marketing
                       Date   February 21, 1996



                       ATLANTA GAS LIGHT COMPANY
                              /s/ Stephen J. Gunther
                       By     Stephen J. Gunther
                       Title  VP, Gas Supply and Federal Regulation
                       Date   March 15, 1996

                                     Page 2